EXHIBIT 99.1

NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE

FORT WORTH, TEXAS, APRIL 14, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations. First quarter 2005 production volumes rose to 228.8 Mmcfe per day, a 29% increase over the prior-year period. This represents the highest quarterly production in Range’s history. The increase was due to continued drilling success and acquisitions completed in 2004. Approximately 72% of the Company’s production in the quarter was natural gas.

Range’s 2005 drilling program is off to a solid start with 17 drilling rigs currently running. For the year, 787 gross (586 net) wells and 75 (53 net) recompletions are planned as part of the Company’s $254 million capital budget. First quarter development and exploration expenditures of $54 million funded the drilling of 135 (95 net) wells and 23 (20 net) recompletions. All but 3 (2 net) wells proved productive. By quarter-end, 71 (41 net) of the wells had been placed on production. The remaining wells are in various stages of completion or waiting on pipeline connection. For the quarter, the Company expects to recognize exploration expense of approximately $4 million.

In Appalachia, the Company continues to exploit its large inventory of shallow tight sand and coal bed methane drilling locations. During the first quarter, 99 (67.5 net) development wells were drilled, including coal bed methane wells in the Nora field of Virginia and the Unity Project in Pennsylvania, and tight gas sand wells in the Cooperstown/Cramerven and Hunker fields in Pennsylvania and the Canton field in Ohio. During the quarter, the first five coal bed methane wells were completed at the Haysi field in Virginia, where Range’s leasehold totals 30,000 acres. Initial results indicate adequate coal thickness and gas content for commercial development. Range also successfully restimulated five Rose Run Sandstone wells resulting in an incremental increase in production of 1.5 Mmcfe per day. During the quarter, the Company drilled 2 (1.0 net) exploratory wells in its shallow (3,000 feet) Trenton Black River play in northern New York. The first well, drilled in the vicinity of last year’s Harper #1 discovery, flow tested 1.5 Mmcfe per day at 1,800 psi flowing tubing pressure. The second well encountered promising shows and is being evaluated. In the deeper portion of the Trenton Black River play in northern Pennsylvania, plans are moving forward to drill three test wells in 2005. The first well is scheduled to spud in July. Based on the encouraging results from its initial well in its Pennsylvania shale play, Range plans to drill three additional wells to further test the play, while also adding to its leasehold position.

In the Southwest division, Range drilled 15 (11.3 net) successful wells in the Midcontinent area. To date, 10 of the wells have been placed online and are currently producing at the combined rate of 11.9 (6.0 net) Mmcfe per day. In West Texas, 32 development wells and 24 refracs are scheduled at our Fuhrman-Mascho Unit. In the first quarter, 12 development wells were drilled and eight existing wells were refraced. This activity increased field production 13% to 22 Mmcfe per day. In the Conger field, the first well in our 20-well 2005 drilling program spud in March. One rig will drill continuously through year-end, with a second scheduled to be added in July. In Val Verde, five wells are planned, with the first scheduled to spud this summer. The East Texas deep Woodbine discovery well that was placed on production at year-end is still producing at a high rate of 11 (2.1 net) Mmcfe per day. A second Woodbine well (50% working interest) is scheduled to drill in the third quarter.

In the Gulf Coast division, the East Cameron 33 #11 (25% working interest) reached total depth in January and encountered 29 feet of pay in three zones. The well was recently placed on production and is currently producing 6 (1.2 net) Mmcfe per day. This well follows the successful East Cameron 33 #10 (25% working interest) drilled in late 2004 which encountered 36 feet of pay in a single zone. Facility tie-in work is nearing completion on the #10 well with initial production anticipated for later this month. The West Cameron 295 #2 well (15% working interest) spud in March and is currently drilling ahead targeting a depth of 15,500 feet. Also, location preparation has begun on the Monceaux #1 (45% working interest), a 11,500 foot test in the northwest Leleux field of southern Louisiana.

Commenting on the announcement, John Pinkerton, Range’s President, said, “Record production of 228.8 Mmcfe per day in the first quarter is a terrific start to the year. Our 20% full year production growth target is well within our sights. Our operating teams did an outstanding job delivering production results that exceeded expectations. Higher production and increasing price realizations coupled with our low cost structure are anticipated to lead to record first quarter and full year 2005 financial results. With our large, multi-year drilling inventory and the progress of our emerging plays, we are well positioned to continue to grow production and reserves.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

Contact:	Rodney Waller, Senior Vice President	2005-12
Karen Giles
(817) 870-2601
www.rangeresources.com